Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree to the joint filing on behalf of each of them of Amendment No. 3 to the Schedule 13G (including any and all further amendments thereto) with respect to the common stock of Barings Capital Investment Corporation and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree as follows:

(i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 12, 2024

ALBERTA INVESTMENT MANAGEMENT CORPORATION

By:	/s/ Kahlan Mills
Name:	Kahlan Mills
Title:	Associate General Counsel

PDL FL US HOLDINGS LP

By:	/s/ Ying Deng
Name:	Ying Deng
Title:	Director